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                            FPA PARAMOUNT FUND, INC.

                             ARTICLES SUPPLEMENTARY



         FPA Paramount Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SECOND: Immediately before the increase, the total number of shares of stock which the Corporation has authority to issue is fifty million (50,000,000) shares, of the par value of $0.25 each, all of one class entitled common stock, of the aggregate par value of twelve million five hundred thousand dollars ($12,500,000).

         THIRD: As increased, the total number of shares of stock which the Corporation has authority to issue is one hundred million (100,000,000) shares, of the par value of $0.25 each, all of one class entitled common stock, of the aggregate par value of twenty five million dollars ($25,000,000).

         FOURTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         IN WITNESS WHEREOF, FPA PARAMOUNT FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and attested by its Secretary on August 13, 1996.



                                                 FPA PARAMOUNT FUND, INC.



                                                 By:/s/JULIO J. DE PUZO, JR.
                                                    ---------------------------
                                                    Julio J. de Puzo, Jr.
                                                    Executive Vice President



ATTEST:



/s/SHERRY SASAKI
---------------------------
Sherry Sasaki
Secretary







                                  EXHIBIT 1.2





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         THE UNDERSIGNED, Executive Vice President of FPA Paramount Fund, Inc.
who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name of and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.





                                                 /s/JULIO J. DE PUZO, JR.
                                                 ---------------------------
                                                 Julio J. de Puzo, Jr.
                                                 Executive Vice President